EXHIBIT 10.1

Marketing Consulting Agreement

    This Marketing Consulting Agreement (this “Agreement”) is entered effective May 30, 2025 (the “Effective Date”), by and between The Wendy’s Company (“Wendy’s” or the “Company”), located at One Dave Thomas Blvd., Dublin, Ohio 43017, and Kenneth W. Gilbert, an individual (“Consultant”), located at 662 Hunting Ridge Road, Stamford, CT 06903.

This Agreement is entered by The Wendy’s Company for its own benefit and for the benefit of its subsidiaries or affiliates. Unless otherwise expressly provided, “Wendy’s” or the “Company” shall include The Wendy’s Company and its subsidiaries or affiliates.
SECTION I.SERVICES TO BE PROVIDED
1.1Consultant agrees to provide expert marketing services to Wendy’s as requested by the Chair of the Wendy’s Board of Directors (the “Services”) during the Term described below. By entering into this Agreement, Consultant represents that he will commit sufficient resources to timely and satisfactorily perform the Services.
SECTION II.TERM
2.1This Agreement takes effect and becomes binding on both parties as of the Effective Date and will remain in effect until December 31, 2025.
SECTION III.COMPENSATION; PAYMENTS
3.1In consideration for the promises and performance of Consultant of the Services as set forth in this Agreement, Wendy’s will pay Consultant $100,000, to be paid in quarterly installments during July and October 2025.
SECTION IV.CONFIDENTIALITY
4.1Consultant agrees that Consultant will not directly or indirectly, disclose, furnish or make available to any person or entity any confidential, proprietary information of Company, including, without limitation, information obtained while serving as a Director of the Company, information with respect to any customer, supplier, franchisee, or vendor of Company, financial or accounting data, strategic plans, business plans, marketing or advertising plans, training materials, legal matters, business proposals, computer records, programs or software (collectively, “Confidential Information”). Consultant agrees not to disclose Confidential Information to any other person or entity for any purpose whatsoever, except as required by law, and agrees not to use Confidential Information for the benefit of Consultant, any other employer or entity, without the prior written consent of Wendy’s Chief Legal Officer. Consultant further agrees not to issue, or cause to be issued, any public statement or otherwise disclose any matter arising in connection with this Agreement or Consultant’s service as a Director of the Company. Consultant further agrees not to make or share any disparaging, negative, or harmful statements about Wendy’s, including, without limitation, its business, marketing, operations, products, strategies, policies, leadership, employees, or affiliates in any form – oral, written, or electronic. This includes, but is not limited to, social media platforms (such as Twitter/X, Instagram, Facebook, LinkedIn, TikTok, YouTube, Snapchat, or any similar or successor platforms), websites, blogs, vlogs, podcasts, forums, online reviews, comments, direct messages, emails, text messages, press releases, speeches or interviews. For purposes of this clause, “disparaging” statements include any communication that could reasonably be interpreted as damaging, undermining, or adversely affecting the goodwill, reputation, commercial interests, or public perception of the Company or its products, or that portrays the Company or its products in an unfavorable or harmful light. This obligation shall remain in full force and effect during the term of this Agreement and perpetually thereafter, unless otherwise compelled by applicable law. Any breach shall result in forfeiture of the consulting fee, and Wendy’s reserves all rights to monetary damages and injunctive and other equitable relief.
SECTION V.GENERAL RELEASE
5.1As a material inducement to Wendy’s to enter into this Agreement and in consideration for the payments to be made to Consultant above, Consultant releases and covenants not to sue Wendy’s, its successors and assigns, its parents, subsidiaries or affiliates, and the directors, shareholders, officers, managers, Consultants and agents of these entities (the “Released Parties”) from any and all claims Consultant has or may have, known or unknown, related to Consultant’s Services or any and all relationships the Consultant has had with Wendy’s, including termination thereof. This general release and covenant not to sue includes, but is not limited to, any claim whatsoever relating to any violation of any law, constitution, statute, executive order, regulation, county, city or local ordinance; any common law claim (e.g., any tort or breach of any contractual obligations, representations or warranties); any right to continued service with or reengagement by Company; and any claim for additional compensation beyond what is offered in this Agreement. Consultant understands that Consultant is releasing all claims and causes of action that Consultant might personally pursue or that might be pursued in Consultant’s name, and, to the extent permitted by applicable law, Consultant’s right to recover monetary damages or obtain injunctive relief that is personal to Consultant in connection with such claims and causes of action.
SECTION VI.MISCELLANEOUS
6.1Taxes. Consultant accepts full responsibility for the payment of all taxes relating to or arising out of this Agreement, including, without limitation, taxes based on payments under this Agreement and/or Consultant’s personal income, property, and/or revenues. Consultant indemnifies Wendy’s from and against any and all losses arising from or related to a failure of Consultant to pay any tax related to or arising out of this Agreement.
6.2Independent Consultant. This Agreement does not create a joint venture or partnership between the parties. Consultant is an independent Consultant and not an employee or agent of Wendy's.
6.3Entire Agreement. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties, and supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement.
6.4Governing Law; Venue. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the local laws of the State of Ohio. Unless otherwise agreed to in writing by the parties, any legal action or proceeding between Wendy’s and Consultant for any purpose concerning this Agreement or the parties’ obligations or benefits hereunder shall be subject to the exclusive jurisdiction of and venue in the state and federal courts located in Columbus, Ohio, and the parties hereby consent to the personal and exclusive jurisdiction and venue of such courts.
6.5Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The parties hereby agree that electronic, scanned, or faxed signatures shall be legally binding as though executed originally.

IN WITNESS WHEREOF, the parties hereby execute this Agreement effective as of the Effective Date.

CONSULTANT:	WENDY’S:
KENNETH W. GILBERT	THE WENDY’S COMPANY
By: /s/ Kenneth W. Gilbert	By: /s/ John Min
Title: Consultant	Name: John Min
Signature Date: March 31, 2025	Title: Chief Legal Officer and Secretary
Signature Date: March 31, 2025
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